                       Fixed Overview Report: CSMC 07-1 Grp 3

Summary of Loans in Statistical Calculation Pool			Range
(As of 1/26/2007 )

Total Number of Loans		317
Total Outstanding Balance		$100,822,774
Average Loan Balance		$532,602	$ 30,000 to	$ 3,827,485
WA Mortgage Rate		6.321%	5.750% to	7.000%
WA Original Term (months)		180	180 to	180
WA Remaining Term (months)		177	119 to	180
WA Age (months)		3	0 to	61
WA LTV		67.58%	16.00% to	100.00%
WA CLTV		72.54%	16.00% to	100.00%
WA FICO		730	0 to	816
Balloon		0.00%
California North		9.15%
California South	(ZIP : 90000 - 93600)	40.18%
Size (% of pool)	Jumbo/Super-Jumbo	82.02%
	Conforming (Size=C)	17.98%
Secured by (% of pool)	1st Liens	100.00%
	2st Liens	0.00%

Top 10 States		Top 10 Prop		Doc Types		Purpose Codes		Occ Codes		IO Loans

CA	49.33%	SFR	64.88%	FL	17.85%	P	42.31%	P	80.66%	0	66.12%
NY	8.52%	PUD	17.70%	SS	9.96%	CO	35.71%	I	12.91%	120	25.09%
FL	6.49%	CO	11.99%	RE	68.75%	RT	21.98%	S	6.43%	60	8.78%
IL	3.28%	2-4F	3.88%	ND	3.44%
NV	3.15%	Demi	1.19%
AL	2.49%	Site	0.32%
CO	2.12%	CP	0.04%
GA	1.94%
MD	1.73%
VA	1.63%

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV

All	168,834,757.07	317	100.00	532,601.76	5.75	7.00	6.33	6.02	177	3	729	67

orig_balance
0 =< ... < 100000.01	750,731.15	11	0.44	68,248.29	5.88	6.88	6.32	5.99	175	5	688	56
100000.01 =< ... < 200000.01	4,548,210.78	29	2.69	156,834.85	6.13	6.88	6.44	5.98	177	3	740	58
200000.01 =< ... < 300000.01	7,471,391.25	29	4.43	257,634.18	6.13	6.88	6.60	6.14	177	3	727	68
300000.01 =< ... < 400000.01	9,516,663.09	27	5.64	352,469.00	5.88	6.88	6.48	6.06	177	3	716	72
400000.01 =< ... < 500000.01	33,360,599.33	74	19.76	450,818.91	5.75	6.88	6.37	6.03	176	4	722	71
500000.01 =< ... < 600000.01	32,124,323.65	59	19.03	544,480.06	5.75	7.00	6.33	6.02	177	3	726	71
600000.01 =< ... < 700000.01	23,480,600.12	37	13.91	634,610.81	5.88	6.88	6.29	6.01	176	4	726	69
700000.01 =< ... < 800000.01	9,758,149.09	13	5.78	750,626.85	5.88	6.88	6.40	6.04	178	2	753	70
800000.01 =< ... < 900000.01	7,603,894.39	9	4.50	844,877.15	5.88	6.50	6.23	6.01	174	6	721	65
900000.01 =< ... < 1000000.01	3,782,347.90	4	2.24	945,586.98	5.88	6.13	6.03	5.73	175	5	748	50
1000000 =< ... < 1250000	10,065,443.19	10	5.96	1,006,544.32	6.00	6.63	6.26	6.00	177	3	739	62
>= 1250000.01	26,372,403.13	15	15.62	1,758,160.21	5.88	6.63	6.26	6.02	178	2	734	61

Sched_Balance
0 =< ... < 100000.01	750,731.15	11	0.44	68,248.29	5.88	6.88	6.32	5.99	175	5	688	56
100000.01 =< ... < 200000.01	4,746,247.80	30	2.81	158,208.26	6.13	6.88	6.45	5.99	177	3	738	58
200000.01 =< ... < 300000.01	7,273,354.23	28	4.31	259,762.65	6.13	6.88	6.60	6.14	177	3	727	69
300000.01 =< ... < 400000.01	10,996,242.66	31	6.51	354,717.51	5.88	6.88	6.40	6.00	172	8	719	72
400000.01 =< ... < 500000.01	33,845,004.27	74	20.05	457,364.92	5.75	6.88	6.39	6.04	178	2	721	70
500000.01 =< ... < 600000.01	32,462,285.39	59	19.23	550,208.23	5.75	7.00	6.31	6.00	177	3	730	71
600000.01 =< ... < 700000.01	21,178,653.87	33	12.54	641,777.39	5.88	6.88	6.31	6.04	177	3	720	69
700000.01 =< ... < 800000.01	10,555,149.94	14	6.25	753,939.28	5.88	6.88	6.41	6.06	178	2	755	70
800000.01 =< ... < 900000.01	6,806,893.54	8	4.03	850,861.69	5.88	6.50	6.20	5.97	174	6	715	65
900000.01 =< ... < 999999.99	9,649,632.97	10	5.72	964,963.30	5.88	6.63	6.19	5.92	176	4	738	58
1000000 =< ... < 1250000	4,198,158.12	4	2.49	1,049,539.53	6.13	6.25	6.22	5.95	178	2	748	60
>= 1250000.01	26,372,403.13	15	15.62	1,758,160.21	5.88	6.63	6.26	6.02	178	2	734	61

state TOP 10
CA	78,859,428.84	151	46.71	522,247.87	5.88	6.88	6.36	6.01	177	3	723	68
Other	36,330,275.24	68	21.52	534,268.75	5.75	6.88	6.20	5.95	175	5	735	70
NY	13,297,161.36	21	7.88	633,198.16	5.88	6.63	6.34	6.11	178	2	727	64
FL	10,521,412.77	26	6.23	404,669.72	5.88	7.00	6.32	5.97	176	4	750	59
IL	6,731,319.30	12	3.99	560,943.28	5.88	6.88	6.32	6.03	176	4	733	55
CO	5,683,424.39	7	3.37	811,917.77	6.25	6.75	6.55	6.29	178	2	743	66
AL	4,157,457.32	9	2.46	461,939.70	6.25	6.88	6.47	6.11	177	3	720	78
NV	4,114,226.50	8	2.44	514,278.31	6.25	6.88	6.48	6.04	177	3	726	57
VA	3,392,290.23	7	2.01	484,612.89	6.00	6.63	6.47	6.18	177	3	678	72
MD	3,246,331.58	6	1.92	541,055.26	6.13	6.75	6.38	6.02	176	4	743	73
SC	2,501,429.54	2	1.48	1,250,714.77	6.00	6.60	6.08	5.88	179	1	754	60

Orig_LTV
0 =< ... < 50.01	27,864,212.79	56	16.50	497,575.23	5.88	6.88	6.24	5.93	176	4	730	39
50.01 =< ... < 60.01	21,235,740.00	30	12.58	707,858.00	5.88	6.88	6.28	6.05	178	2	722	57
60.01 =< ... < 70.01	27,630,012.82	45	16.37	614,000.28	5.88	6.88	6.31	6.05	176	4	739	67
70.01 =< ... < 80.01	89,638,638.20	179	53.09	500,774.52	5.75	6.88	6.38	6.03	177	3	727	78
80.01 =< ... < 90.01	2,219,407.74	5	1.31	443,881.55	5.88	7.00	6.41	5.99	171	9	717	88
90.01 =< ... < 100.01	246,745.52	2	0.15	123,372.76	6.38	6.88	6.49	5.99	179	1	730	100

Curr_Rate
5.75 =< ... < 6	15,551,394.16	28	9.21	555,406.93	5.75	5.88	5.87	5.64	170	10	722	59

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV

6 =< ... < 6.25	33,293,852.53	47	19.72	708,379.84	6.00	6.14	6.08	5.81	177	3	741	65
6.25 =< ... < 6.5	62,243,830.23	116	36.87	536,584.74	6.25	6.38	6.31	6.00	178	2	727	68
6.5 =< ... < 6.75	39,859,387.05	80	23.61	498,242.34	6.50	6.63	6.55	6.23	178	2	720	69
6.75 =< ... < 7	17,361,807.82	45	10.28	385,817.95	6.75	6.88	6.80	6.30	177	3	738	74
7 =< ... < 7.25	524,485.28	1	0.31	524,485.28	7.00	7.00	7.00	6.41	178	2	681	90

Property_Type
2-4 Family	5,724,184.89	12	3.39	477,015.41	5.88	6.88	6.51	6.10	178	2	705	71
Co-op	74,944.64	1	0.04	74,944.64	6.50	6.50	6.50	6.25	165	15	676	57
Condo	23,937,132.62	42	14.18	569,931.73	5.88	6.88	6.42	6.14	178	2	746	70
PUD	29,707,311.05	51	17.60	582,496.30	5.88	7.00	6.31	5.99	177	3	723	64
Single Family Residence	107,462,093.19	208	63.65	516,644.68	5.75	6.88	6.31	5.99	176	4	727	67

Purpose
Purchase	71,961,292.37	140	42.62	514,009.23	5.75	7.00	6.34	5.99	177	3	737	74
Refinance - Cashout	59,226,145.56	117	35.08	506,206.37	5.88	6.88	6.33	6.03	176	4	722	62
Refinance – Rate Term	37,647,319.14	60	22.30	627,455.32	5.75	6.88	6.32	6.04	177	3	722	64

Occupancy
Investment	23,254,643.03	33	13.77	704,686.15	5.88	6.75	6.39	6.14	177	3	743	63
Primary	135,509,736.33	266	80.26	509,435.10	5.75	7.00	6.33	6.00	177	3	724	68
Secondary	10,070,377.71	18	5.96	559,465.43	5.88	6.63	6.25	5.99	176	4	751	67

Orig_Term
180 =< ... < 192	168,834,757.07	317	100.00	532,601.76	5.75	7.00	6.33	6.02	177	3	729	67

Doc_Type
Full	32,886,924.84	66	19.48	498,286.74	5.88	6.88	6.22	5.92	174	6	731	67
No Doc (NINA)	7,178,160.11	17	4.25	422,244.71	5.88	6.88	6.29	5.92	177	3	721	54
Reduced (partial)	113,994,558.16	206	67.52	553,371.64	5.75	7.00	6.37	6.04	177	3	729	69
Stated / Stated	14,775,113.96	28	8.75	527,682.64	5.88	6.88	6.32	6.08	177	3	727	57

Fico
0 =< ... < 99	742,467.62	1	0.44	742,467.62	6.38	6.38	6.38	6.18	177	3		59
550 =< ... < 600	45,469.90	1	0.03	45,469.90	5.88	5.88	5.88	5.63	151	29	579	85
600 =< ... < 650	6,505,550.60	15	3.85	433,703.37	5.88	6.63	6.36	6.15	178	2	632	65
650 =< ... < 700	46,186,542.64	89	27.36	518,949.92	5.75	7.00	6.32	6.04	177	3	679	68
700 =< ... < 750	51,538,026.29	94	30.53	548,276.88	5.88	6.88	6.37	6.04	177	3	726	67
750 =< ... < 800	57,349,525.18	101	33.97	567,817.08	5.88	6.88	6.32	5.98	177	3	773	67
800 =< ... < 850	6,467,174.84	16	3.83	404,198.43	5.88	6.88	6.21	5.89	176	4	807	67

interest_only_period
0	114,291,320.17	190	67.69	601,533.26	5.75	7.00	6.25	6.01	176	4	728	64
120	40,627,105.18	97	24.06	418,836.14	6.00	6.88	6.50	6.03	177	3	723	76
60	13,916,331.72	30	8.24	463,877.72	6.13	6.88	6.49	6.00	177	3	753	71